ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-156695

Dated June 16, 2011

Media Release: June 16, 2011

UBS ANNOUNCES TWO NEW EXCHANGE TRADED NOTES DESIGNED TO

TAKE ADVANTAGE OF CONTANGO IN THE OIL AND NATURAL GAS

MARKETS

ETRACS Natural Gas Futures Contango ETN (Ticker: GASZ)

ETRACS Oil Futures Contango ETN (Ticker: OILZ)

New York, June 16, 2011 – UBS Investment Bank today announced the launch of two new Exchange Traded Notes (“ETNs”) designed to take advantage of potential contango in the oil and natural gas markets, adding to its fast growing family of ETRACS – Exchange Traded Access Securities. The ETRACS Natural Gas Futures Contango ETN began trading today on the NYSE Arca under the ticker symbol GASZ. The ETRACS Oil Futures Contango ETN also began trading today on the NYSE Arca under the ticker symbol OILZ. These ETNs are designed to capitalize on contango in oil and natural gas futures markets, while minimizing the exposure to absolute changes in the underlying prices of these commodities.

“We have seen the effects of contango and negative roll yield on the returns of futures-based commodity exchange traded products,” said Christopher Yeagley, Managing Director and US Head of Equity Structured Products. “Now investors have the opportunity to take advantage of the term structure for each of these respective futures markets, without taking a directional view in the underlying commodity.”

ETRACS GASZ ETN is linked to the performance of the ISE Natural Gas Futures SpreadTM Index. This Index, through a series of investments in natural gas sub-indices, effectively provides short exposure in front month natural gas futures contracts and long exposure in far-term natural gas futures contracts.

ETRACS OILZ ETN is linked to the performance of the ISE Oil Futures SpreadTM Index. This Index, through a series of investments in oil sub-indices, effectively provides a 1x short exposure in front month oil futures contracts and a 1.5x long exposure in mid-term oil futures contracts.

About ETRACS

For further information about ETRACS ETNs go to http://www.etracs.com.

Exchange Traded Access Securities, ETRACS, are exchange-traded notes, or ETNs, an innovative class of investment products offering access to markets and strategies that may not be readily available to investors, and offer unique diversification opportunities in a number of different sectors. ETNs offer:

•	Access to asset classes with historically low correlations to more traditional asset classes
•	Convenience of an exchange-traded security
•	Transparent exposure to a published index.

ETRACS ETNs are senior unsecured notes issued by UBS AG, are traded on NYSE Arca, and can be bought and sold through a broker or financial advisor. An investment in ETRACS ETNs is subject to a number of risks, including the risk of loss of some or all of the investor’s principal, and is subject to the creditworthiness of UBS. We urge you to read the more detailed explanation of risks described under “Risk Factors” in the prospectus supplement for the ETRACS ETN.

There are 20 other ETRACS ETNs:

ETRACS ETN Name	Ticker

Master Limited Partnerships
Alerian MLP Infrastructure	MLPI
2x Monthly Leveraged Long Alerian MLP Infrastructure	MLPL
1x Monthly Short Alerian MLP Infrastructure TR*	MLPS
Alerian Natural Gas MLP	MLPG
Wells Fargo MLP Index	MLPW

Business Development Companies
Wells Fargo Business Development Company Index	BDCS
2x Monthly Leverage Wells Fargo Business Development Company Index	BDCL

Alpha Strategies
Daily Long-Short VIX ETN	XVIX

Hybrid
S&P 500 Gold Hedged	SPGH

Commodities
CMCI TR	UCI
CMCI Agriculture TR	UAG
CMCI Energy TR	UBN
CMCI Food TR	FUD
CMCI Gold TR	UBG
CMCI Industrial Metals TR	UBM
CMCI Livestock TR	UBC
CMCI Long Platinum ER*	PTM
CMCI Short Platinum ER*	PTD
CMCI Silver TR	USV
DJ-UBS Commodity Index TR	DJCI

     *TR=Total Return and ER=Excess Return

The contents of any website referred to in this communication are not part of, or incorporated by reference in, this communication. UBS has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for the offering of the ETRACS ETNs) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read these documents and any other documents that UBS has filed with the SEC for more complete information about UBS and the offering to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and the applicable prospectus supplement by calling toll-free (+1.877.387.2275).

“ISE Oil Futures Spread™”, “ISE Natural Gas Futures Spread™”, “ISE™®”, and “International Securities Exchange®” are trademarks of International Securities Exchange, LLC (“ISE” or “Licensor”) and have been licensed for use for certain purposes by UBS Securities LLC and its affiliates. UBS AG's ETRACS Natural Gas Futures Contango ETN and ETRACS Oil Futures Contango ETN based on the ISE Natural Gas Futures Spread™ Index and ISE Oil Futures Spread™ Index are not sponsored, endorsed, sold or promoted by ISE, and ISE makes no representation regarding the advisability of trading in such product(s).

© UBS 2011. The key symbol, UBS and ETRACS are among the registered and unregistered trademarks of UBS. “UBS Bloomberg Constant Maturity Commodity Index” and “CMCI” are service marks of UBS and/or Bloomberg. “Dow Jones,” “DJ-UBS Commodity Index” and “DJ-UBSCI” are service marks of Dow Jones & Company Inc. and UBS AG, as the case may be. “Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500™,” “S&P 500 Gold Hedged,” “S&P 500 VIX Futures Term-Structure Index ER™,”“S&P 500 VIX Short-Term Futures™ Index ER,” and “S&P 500 VIX Mid-Term Futures™ Index ER,” are trademarks of S&P and have been licensed for use by UBS. “VIX” is a registered trademark of the Chicago Board Options Exchange, Incorporated (“CBOE”) and has been licensed for use by S&P. The ETNs are not sponsored, endorsed, sold or promoted by S&P or the CBOE. S&P and CBOE make no representation, condition or warranty, express or implied, to the owners of the ETN or any member of the public regarding the advisability of investing in securities generally or in the ETN or in the ability of either Index to track market performance. Alerian MLP Infrastructure Index, Alerian Natural Gas MLP Index, Alerian MLP Infrastructure Total Return Index, AMZI, AMZIX and ANGI are trademarks of GKD Index Partners, LLC d/b/a Alerian and their use is granted under a license from GKD Index Partners. Wells Fargo Securities, Wells Fargo Securities, LLC, Wells Fargo, and Wells Fargo® Master Limited Partnership Index are trademarks of Wells Fargo & Company and have been licensed for use by UBS AG. ETRACS Wells Fargo MLP Index is not issued, guaranteed, sponsored, endorsed, sold or promoted by Wells Fargo & Company, Wells Fargo Securities, LLC or their subsidiaries and affiliates (collectively, “Wells Fargo”). Wells Fargo makes no representation or warranty, express or implied, to investors in the ETRACS ETNs or any member of the public regarding the advisability of investing in securities generally or in this ETRACS Wells Fargo MLP Index particularly or the ability of any data supplied by Wells Fargo or any Index to track financial instruments comprising the Index or any trading market. Wells Fargo & Company does not guarantee that the Index referenced by the ETRACS ETNs has been accurately calculated and shall not have any liability for any error in the calculation. Wells Fargo’s only relationship to UBS AG is the licensing of certain intellectual property rights relating to the Index as well as trademarks and trade names of Wells Fargo and of the data supplied by Wells Fargo that is determined, composed, compiled and calculated by Wells Fargo or a third party index calculator, without regard to this ETRACS Wells Fargo MLP

Index. Wells Fargo has no obligation to take into consideration the ETRACS Wells Fargo MLP Index or investors in the ETRACS ETNs when determining, composing, compiling or calculating the data. Wells Fargo has no obligation or liability in connection with the listing, registration, distribution, administration, marketing, trading or redemption or settlement by the issuer or otherwise of this ETRACS Wells Fargo MLP Index. Wells Fargo does not guarantee the accuracy and/or the completeness of the index or of any data supplied by it or any data included therein. Wells Fargo makes no warranty, express or implied, as to results to be obtained by UBS AG and the ETRACS Wells Fargo MLP Index, or any other person or entity from the use of index or of the data supplied by Wells Fargo or any data included therein. Wells Fargo makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the index and the data supplied by Wells Fargo or any data included therein. Without limiting any of the foregoing, in no event shall Wells Fargo have any liability for any special, punitive, indirect, or consequential damages (including lost profits), even if notified of the possibility of such damages. Other marks may be trademarks of their respective owners. All rights reserved. UBS assumes sole responsibility for this marketing material, which has not been reviewed by Bloomberg.

-Ends-

Media Enquiries

New York: Michelle A. Lee	+1-212-713-3661

Notes to Editors

UBS draws on its 150-year heritage to serve private, institutional and corporate clients worldwide, as well as retail clients in Switzerland. We combine our wealth management, investment banking and asset management businesses with our Swiss operations to deliver superior financial solutions.

UBS is present in all major financial centers worldwide. It has offices in over 50 countries, with about 37% of its employees working in the Americas, 37% in Switzerland, 16% in the rest of Europe and 10% in Asia Pacific. UBS employs about 65,000 people around the world. Its shares are listed on the SIX Swiss Exchange and the New York Stock Exchange (NYSE).

www.ubs.com/media